UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 14, 2008

HELICOS BIOSCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33484	05-0587367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square Building 700 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 264-1800

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(b)           Claire M. Fraser-Liggett, PhD and Steven St. Peter, MD provided notification, on April 14, 2008, that they will not stand for re-election when their terms as directors of Helicos BioSciences Corporation (the “Company”) expire at the 2008 Annual Meeting of Stockholders on May 22, 2008 (the “Annual Meeting”). Until the Annual Meeting, both individuals will continue to serve as directors of the Company. In addition, until the Annual Meeting, Dr. St. Peter will continue to serve as a member of the Nominating and Corporate Governance Committee and Dr. Fraser-Liggett will continue to serve as a member of the Compensation Committee. Neither Dr. Fraser-Liggett’s nor Dr. St. Peter’s decision not to stand for re-election was the result of a disagreement with the Company on any matter related to its operations, policies or practices.

                Elisabeth K. Allison, PhD and Brian G. Atwood will continue to serve as Class I directors, with terms expiring at the Annual Meeting, and will stand for re-election.  If elected, Dr. Allison and Mr. Atwood will serve until the 2011 Annual Meeting of Stockholders or until a successor has been elected and qualified.  Dr. Allison and Mr. Atwood serve alongside Peter Barrett, PhD, Robert F. Higgins and Theo Melas-Kyriazi, each who currently serves as a Class II director until the 2009 Annual Meeting of Stockholders or until a successor has been elected and qualified, and Noubar B. Afeyan, PhD, Stanley N. Lapidus and Ronald A. Lowy, each who currently serves as a Class III director until the 2010 Annual Meeting of Stockholders or until a successor has been elected and qualified.  Both Dr. Allison and Mr. Lowy joined the Company’s Board of Directors since the Company’s initial public offering in May 2007.  Dr. Allison and Mr. Lowy were appointed to the Board as part of the Company’s philosophy to complement the qualifications and skills of our existing Board members with the qualifications and skills of new Board members.  We believe this will assure that the interests of securityholders are properly represented through diverse perspectives.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELICOS BIOSCIENCES CORPORATION

By:	/s/ Stanley N. Lapidus
Name: Stanley N. Lapidus
Title: Chairman and Chief Executive Officer

Dated:  April 18, 2008

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